Exhibit 99.1
Article in American Metal Market dated August 29, 2006
USW fight may cap CSN stake in W-P at 49.5%
Scott Robertson
29 August 2006
American Metal Market
Copyright 2006. American Metal Market
Brazil’s Cia. Siderúrgica Nacional (CSN) is looking at much more than a 49.5-percent stake in a new holding company for the assets of Wheeling-Pittsburgh Steel Corp. if its proposed tie-up with the steelmaker is approved. However, that stake could be held to a minority interest if the United Steelworkers union refuses to back the deal.
Marcos Lutz, CSN’s managing director of infrastructure and energy, said his company’s stake in Wheeling-Pittsburgh could increase to 64 percent, depending on how proposed financing is converted.
CSN’s deal with the Wheeling, W.Va.,-based steelmaker includes a contribution of $225 million in financing that would be convertible into 11.8 million shares of the new Wheeling-Pittsburgh within three years, pending USW approval.
“We did not do that financing in equity because if we had we would have crossed the 50-percent threshold in the union contract,” Lutz said. “We did it through convertible debt.”
Rio de Janeiro-based CSN will need union approval to convert that debt to equity. As things currently stand, CSN will take a 49.5-percent ownership stake in the new company immediately upon shareholder acceptance of its proposal. The union then will have to approve converting that debt to equity, which would lift CSN’s stake to 64 percent. The USW, under the terms of its labor contract with Wheeling-Pittsburgh, has the right to file a competing bid to purchase the company should an ownership change develop.
The union has threatened to file a grievance against Wheeling-Pittsburgh, alleging that the company violated the terms of its labor deal by aligning with CSN (AMM, Aug. 16). Wheeling-Pittsburgh maintains its actions did not violate the USW contract.
Lutz was in Pittsburgh Monday and Tuesday to meet with USW officials and bring them up to speed on the CSN proposal for Wheeling-Pittsburgh. The union has already thrown its support behind Chicago-based Esmark Inc., which has tabled a competing bid for the steelmaker. Lutz and Wheeling-Pittsburgh executives are trying to sell their plan for the company as a better option for the union and the employees it represents.
“We want to have union support. CSN is a union company in almost all of our operations. We are used to that relationship. We are trying to build a good relationship with the union here,” Lutz said, adding that he believed the first meeting between the company and union officials went well. “We are developing a relationship. The talks have been positive.”
Part of the selling plan involves the contention of Wheeling-Pittsburgh and CSN that as steelmakers they are a better fit to run a steel producer than Esmark, a steel distribution company. Further, Wheeling-Pittsburgh and CSN say the financial infusion CSN will bring to the operation will stabilize Wheeling-Pittsburgh going forward.
A long-term slab supply agreement will provide the steelmaker with slab its needs for its operations. The terms of the deal also include Wheeling-Pittsburgh providing hot band to CSN’s Terre Haute, Ind., finishing mill, which will be contributed to the joint venture.
Wheeling-Pittsburgh and CSN don’t intend to lay off workers if the deal is approved, Lutz said, but they will shut down a blast furnace. Esmark has made the same statements, saying Wheeling-Pittsburgh’s Mingo Junction, Ohio, blast furnace likely would be shut if its offer is accepted (AMM, Aug. 22).
“CSN is a company that has done its homework. Wheeling-Pitt is a great company with a good distribution plan and a great hot-strip mill. It needs a lot of investment in all its facilities,” Lutz said. “Wheeling-Pitt right now cannot raise the money it needs. They are highly leveraged and unable to raise the money. We are providing a lot of money to Wheeling-Pitt and would have a large stake in the company. We are here and our plan is to increase production and reduce costs. It is a plan that can work.”
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Correction in American Metal Market dated August 31, 2006
Correction
Cia. Siderúrgica Nacional (CSN), Rio de Janeiro, said it has no immediate plans to shut down a blast furnace at Wheeling-Pittsburgh Steel Corp. if its deal to acquire the Wheeling, W.Va.,-based steelmaker is approved by shareholders. A spokeswoman said CSN might consider such a shutdown in five years but emphasized that her company’s intent “is not to shut down any blast furnaces.” An Aug. 30 story incorrectly said that CSN planned to shut a Wheeling-Pittsburgh furnace.